Exhibit 99.1
JOHN B. SANFILIPPO & SON, INC.
NEWS RELEASE

COMPANY CONTACT:	Michael J. Valentine Chief Financial Officer 847-214-4509
FOR IMMEDIATE RELEASE
TUESDAY MAY 8, 2007
Net Loss for the Third Quarter was $.58 Per Share
Elk Grove Village, IL, May 8, 2007 — John B. Sanfilippo & Son, Inc. (Nasdaq: JBSS)
today announced operating results for its fiscal 2007 third quarter. Net loss for the current quarter was approximately $6.2 million, or $.58 per share diluted, compared to net income of approximately $5.9 million, or $.56 per share diluted, for the third quarter of fiscal 2006. Current year to date net loss was approximately $9.8 million, or $.92 per share diluted, compared to net loss of approximately $7.1 million, or $.67 per share diluted, for the first three quarters of fiscal 2006.
Net sales declined by approximately $12.0 million or 10.1% to approximately $107.0 million in the current quarter from net sales of approximately $119.0 million for the third quarter of fiscal 2006. Compared to the third quarter of fiscal 2006, net sales and pounds shipped to customers declined in all distribution channels as follows:

	Net Sales	Pounds

Consumer	$5.2 million	1.6 million
Industrial	$5.1 million	2.5 million
Food Service	$0.1 million	0.1 million
Contract Packaging	$0.4 million	0.9 million
Export	$1.3 million	0.1 million
The decline in the consumer channel was caused by the loss of a major private label customer in the fourth quarter of fiscal 2006 and a lack of promotional activity on the part of the Company’s existing private label retail customers. The sales decline in the industrial channel was caused by lower volume led by a decline in pounds of raw peanuts sold to other peanut shellers. Lower promotional activity by the Company’s contract packaging customers and the discontinuance of some items by our contract packaging customers led to the declines in net sales and volume in the contract packaging channel. Sales in the export distribution channel declined as a result of a shift in product mix in favor of lower priced inshell walnuts.

For the first three quarters of fiscal 2007, net sales decreased to $418.5 million from $448.7 million for the first three quarters of fiscal 2006. The decrease in net sales for the year to date period was generated by declines in the consumer, industrial and food service distribution channels. The decline in the consumer channel was caused primarily by a decrease in pounds shipped to private label customers for the same reasons that led to the volume decline in the quarterly comparison, while the sales declines in the industrial and food service channels primarily were caused by lower average selling prices.
The gross profit margin, as a percentage of net sales, increased from 3.8% for the third quarter of fiscal 2006 to 5.6% for the current quarter due to improved margins on sales of almonds, cashews and mixed nuts which were partially offset by increased commodity costs for pecans and walnuts and a $4.5 million increase in unfavorable overhead absorption variance. The increase in the unfavorable overhead absorption variance arose as a result of a 21.5% decrease in pounds produced in the quarter while spending increased by 6.6% in comparison to the prior year’s third quarter. Production pounds decreased in reaction to the decline in shipped pounds, discontinuance of the almond handling operation and a temporary reduction in peanut shelling operations to reduce shelled peanut inventories. Spending increased mainly because a significant portion of the new facility was placed into service while operations continued in the existing Chicago-area production facilities. The new facility accounted for 18% of the production volume that occurred in the Chicago-area facilities in the current quarter. The estimated redundant manufacturing costs of operating out of four facilities in the Chicago area were approximately $2.5 million for the quarter.
The current year to date gross profit margin, as a percentage of net sales, was 7.4% compared to 7.6% for the same period last year. In addition to those items that negatively impacted gross margin in the current third quarter, higher tree nut costs in the first two quarters of this fiscal year contributed to the decline in gross profit margin in the year to date comparison.
Selling and administrative expenses for the current quarter increased to 11.3% of net sales versus 10.0% for the third quarter of fiscal 2006 primarily because last year’s quarter benefited from a gain related to real estate sales. Selling and administrative expenses, as a percentage of nets sales, also increased over the prior year’s third quarter because operating expenses remained fixed in relation to the decline in net sales. For primarily the same reasons, the current fiscal year to date selling and administrative expenses, as a percentage of net sales, increased from 9.0% for the first three quarters of fiscal 2006 to 9.3%.
For the third quarter of fiscal 2007, the operating loss was 5.7% of net sales versus an operating loss of 6.2% of net sales for the third quarter of fiscal 2006. The current year to date operating loss was 2.0% of net sales compared to an operating loss of 1.4% of net sales for the same period in fiscal 2006.
Interest expense for the third quarter of fiscal 2007 was approximately $2.9 million compared to $1.8 million for the third quarter of fiscal 2006. Interest expense for the current year to date period was approximately $6.3 million versus $4.5 for the first three quarters of fiscal 2006. Increased debt levels, which primarily was caused by the financing obligation related to the Selma facility lease transaction, and increased interest rates on both short-term and long-term credit facilities led to the increase in interest expense in the quarterly and year to date comparisons.

Inventories on hand at the end of the current year’s third quarter declined by $37.9 million or 18.4% compared to inventory levels in the third quarter of fiscal 2006. Raw nut input stocks declined by $44 million, while finished goods inventories increased by $4.8 million. Pounds of raw nut input stocks declined by 31.0 million pounds or 29.9%. The decline in the quantity of raw nut input stocks was led by declines in the inventories of walnuts, pecans and almonds. The average cost per pound of raw nut input stocks decreased by approximately 1.3%. Though the cost of beginning raw nut input stocks was favorable in the quarterly comparison, the increase in high cost pecans, as a percentage of the product mix in ending input stocks, led to the lower decrease in the cost per pound of overall ending raw nut input stocks in the quarter end comparison. Finished goods inventories increased in the quarterly comparison in order to improve customer service levels.
As a result of the net loss reported in the current quarter, the Company was not in compliance with the earnings before interest, taxes, depreciation and amortization (EBITDA) covenant in its Note Agreement as of the end of the current quarter and the minimum working capital covenant in the Note Agreement and the Bank Credit Facility at the end of each of the three months in the current quarter. The Company has requested waivers for the non-compliance from its lenders. The Company believes that it will continue to remain in non-compliance with these covenants in the fourth quarter of the current fiscal year and, in the event of such non-compliance will seek waivers from both lenders. The Company is uncertain as to whether waivers can be obtained for non-compliance with financial covenants in the current and future quarters or that such waivers can be obtained on commercially reasonable terms that are not adverse to the Company. If waivers cannot be obtained for current non-compliance with the terms of the Company’s Bank Credit Facility and Note Agreement, the Company would be required to obtain alternative financing for amounts due pursuant to those agreements. There can be no assurance that the Company could obtain such alternative financing or that the new lenders would be willing to negotiate on terms not adverse to the Company. Since the Company was not in compliance with financial covenants under the Note Agreement as of the end of the third quarter and does not have waivers for future covenant non-compliance, the Company is required to classify approximately $50.6 million of long-term debt as current maturities on its balance sheet as of March 29, 2007.
“The third quarter was a disappointing quarter especially in respect to declines in unit volume sold in the industrial, consumer and contract packaging channels. The high cost of most tree nuts in the previous year has had a negative impact upon the willingness of our private label retail customers to fund promotional activity,” Mr. Sanfilippo stated. “We no longer have the commodity cost issues that we had last year, and we believe that our prices are now at levels that can facilitate promotional activity. We anticipate that our private label retail customers will increase promotional activity for the upcoming holiday season, which should deliver increased sales in the consumer channel in the second quarter of fiscal 2008,” Mr. Sanfilippo stated. Further, we have secured new private label distribution with existing and new customers, which will commence in part in May and should generate approximately $25 million in new sales on an annual basis,” Mr. Sanfilippo added. “The decline in unit volume produced primarily was related to the decline in unit volume sold, but it was also caused by the discontinuation of handling almonds purchased directly from almond growers at our Gustine, California facility,” Mr. Sanfilippo stated. “In addition to the impact that the volume decline has had on our ability to absorb overhead costs in the quarter, we were negatively impacted by increased manufacturing spending as we activated a significant portion of our new Elgin facility at the beginning of the current quarter,” Mr. Sanfilippo noted. The moving of our existing facilities into the new facility is on schedule however, the decline in production volume has presented us with the opportunity to accelerate our move time line. We are currently evaluating whether the benefits of reduced manufacturing spending in fiscal 2008 from accelerating the move exceed the increased costs associated with such acceleration, including using outside contractors for the removal and installation of the existing equipment,” Mr. Sanfilippo concluded.
The statement of Jeffrey T. Sanfilippo in this release is forward-looking. This forward-looking statement is based on the Company’s current expectations and involves risks and uncertainties. Consequently, the Company’s actual results could differ materially. Among the factors that could cause results to differ materially from current expectations are: (i) if the Company sustains losses, the ability of the Company to continue as a going concern, (ii) sales activity for the Company’s products, including a decline in sales to one or more key customers; (iii) changes in the availability and costs of raw materials and the impact of fixed price commitments with customers; (iv) fluctuations in the value and quantity of the Company’s nut inventories due to fluctuations in the market prices of nuts and routine bulk inventory estimation adjustments, respectively, and decreases in the value of inventory held for other entities, where the Company is financially responsible for such losses; (v) the Company’s ability to lessen the negative impact of competitive and pricing pressures; (vi) the potential for lost sales or product liability if our customers lose confidence in the safety of our products or are harmed as a result of using our products; (vii) risks and uncertainties regarding the Company’s facility consolidation project; (viii) sustained losses, which would, among other things, negatively impact the Company’s ability to comply with the financial covenants in its amended credit agreements; (ix) the ability of the Company to satisfy its customers’ supply needs; (x) the ability of the Company to retain key personnel; (xi) the potential negative impact of government regulations, including the 2002 Farm Bill and the Public Health Security and Bioterrorism Preparedness and Response Act; (xii) the Company’s ability to do business in emerging markets; (xiii) the Company’s ability to properly measure and maintain its inventory; (xiv) the effect of the group that owns the majority of the Company’s voting securities, including the effect of the agreements pursuant to which such group has pledged a substantial amount of the Company’s securities that they own; and (xv) the timing and occurrence (or nonoccurrence) of other transactions and events which may be subject to circumstances beyond the Company’s control.
John B. Sanfilippo & Son, Inc. is a processor, packager, marketer and distributor of shelled and in-shell nuts and extruded snacks that are sold under a variety of private labels and under the Company’s Fisher®, Evon’s®, Snack ‘N Serve Nut BowlTM, Sunshine Country®, Flavor Tree® and Texas PrideTM brand names. The Company also markets and distributes a diverse product line of other food and snack items.

JOHN B. SANFILIPPO & SON, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except earnings per share)

			For the
	For the Quarter Ended		Thirty-nine Weeks Ended
	(Unaudited)		(Unaudited)
	March 29,	March 30,	March 29,	March 30,
	2007	2006	2007	2006

Net sales	$107,009	$119,004	$418,456	$448,739
Cost of sales	101,043	114,506	387,629	414,822

Gross profit	5,966	4,498	30,827	33,917

Selling expenses	8,131	9,005	30,202	30,026
Administrative expenses	3,956	3,858	11,917	11,076
Gain related to real estate sales	—	(940)	(3,047)	(940)

	12,087	11,923	39,072	40,162

Loss from operations	(6,121)	(7,425)	(8,245)	(6,245)

Other income (expense):
Interest expense	(2,861)	(1,849)	(6,315)	(4,513)
Rental and miscellaneous expense, net	(530)	(190)	(626)	(458)

	(3,391)	(2,039)	(6,941)	(4,971)

Loss before income taxes	(9,512)	(9,464)	(15,186)	(11,216)
Income tax benefit	(3,330)	(3,551)	(5,419)	(4,111)

Net loss	($6,182)	($5,913)	($9,767)	($7,105)

Basic and diluted earnings (loss) per share	($0.58)	($0.56)	($0.92)	($0.67)

Weighted average shares outstanding
— basic	10,594,944	10,585,749	10,593,981	10,582,815

— diluted	10,594,944	10,585,749	10,593,981	10,582,815

JOHN B. SANFILIPPO & SON, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(Dollars in thousands)

	March 29,	June 29,
	2007	2006

ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$2,187	$2,232
Accounts receivable, net	33,393	35,481
Inventories	168,237	164,390
Deferred income taxes	2,499	2,984
Income taxes receivable	4,891	6,427
Prepaid expenses and other current assets	1,123	2,248
Asset held for sale	5,569	—

	217,899	213,762

PROPERTIES, NET	172,537	156,859
OTHER ASSETS	13,979	20,291

	$404,415	$390,912

	March 29,	June 29,
	2007	2006

LIABILITIES & STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Revolving credit facility borrowings	$80,987	$64,341
Current maturities of long-term debt	58,544	67,717
Accounts payable	31,174	27,944
Book overdraft	10,076	14,301
Accrued expenses	18,196	16,842

	198,977	191,145

LONG-TERM LIABILITIES:
Long-term debt	20,267	5,618
Retirement plan	8,644	7,654
Deferred income taxes	5,475	6,385
Other	310	—

	34,696	19,657

STOCKHOLDERS’ EQUITY:
Class A common stock	26	26
Common stock	81	81
Capital in excess of par value	100,219	99,820
Retained earnings	71,620	81,387
Treasury stock	(1,204)	(1,204)

	170,742	180,110

	$404,415	$390,912